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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           CENTRAL FREIGHT LINES, INC.
                              a Nevada corporation

                                 ARTICLE I. NAME

         The name of the corporation is Central Freight Lines, Inc.

                           ARTICLE II. RESIDENT AGENT

         The name and street address of the corporation's initial resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Washoe County, Nevada 89501.

                              ARTICLE III. PURPOSE

         The purpose of the corporation is to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the Nevada General Corporation Law.

                          ARTICLE IV. AUTHORIZED SHARES

         The total number of shares of capital stock of all classes which the corporation shall have authority to issue is Sixty-Five Million (65,000,000) shares, all having a par value of One-Tenth of One Cent ($0.001) per share, consisting of the following: Fifty Million (50,000,000) shares of Class A Common Stock; Ten Million (10,000,000) shares of Class B Common Stock; and Five Million (5,000,000) shares of Preferred Stock.

         The voting powers, designations, preferences, limitations, restrictions, and special or relative rights with respect to each class of stock are or shall be fixed as follows:

        A. Common Stock. Except as otherwise stated herein, the holders of Class A Common Stock and Class B Common Stock shall have all of the rights afforded holders of common stock under the Nevada corporation law, including the right to vote on all matters submitted to a vote of the common stockholders, and, subject to the rights, if any, of holders of the Preferred Stock, the right to receive the net assets of the corporation upon dissolution. The Class A Common Stock and Class B Common Stock shall vote together as a single class and shall receive any dividends and distributions payable to holders of common stock on a pro rata basis; provided, that: (i) holders of Class A Common Stock shall be entitled to one (1) vote per share on all matters submitted to a vote of the common stockholders; (ii) holders of Class B Common Stock shall be entitled to three
(3) votes per share (except on matters affecting the terms of the Class B Common Stock, as to which holders of Class B Common Stock shall be entitled to one (1) vote per share) on all matters submitted to a vote of the common stockholders so long as the holder is Jerry C. Moyes ("Moyes"), any spouse or child (by birth or adoption) of Moyes ("Moyes' Relatives"), any trust for the benefit of one or more of Moyes or the Moyes' Relatives ("Moyes Trust"), or any other entity that is 100% owned by any combination of Moyes or the Moyes' Relatives ("Moyes Entity"); (iii) holders of Class B Common Stock may receive dividends payable in the corporation's common stock in Class A Common Stock or Class B Common Stock, as designated by the board of directors when declaring any such dividend, and
(iv) the rights afforded holders of Class A Common Stock may not be modified except by a majority vote of each individual class of the Class A Common Stock and the Class B Common Stock. Holders of Class B Common Stock may convert such shares into Class A Common Stock, at any time and from time to time, on the basis of one share


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of Class A Common Stock for each share of Class B Common Stock. If any shares of
Class B Common Stock cease to be owned by Moyes, the Moyes' Relatives, any Moyes Trust or any Moyes Entity, such shares that are no longer so owned shall be converted automatically into Class A Common Stock and shall be entitled to one
(1) vote per share. In any merger, consolidation, reorganization, or other business combination, the consideration to be received per share by holders of the Class A Common Stock and Class B Common Stock shall be identical; provided that if, after such business combination, Moyes, the Moyes' Relatives, any Moyes Trust or any Moyes Entity collectively own more than one-third (1/3) of the surviving entity, any securities received may differ to the extent that the voting rights differ between Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock shall not be entitled to cumulative voting in the election of directors.

        B. Preferred Stock. The Board of Directors is expressly authorized to issue the Preferred Stock from time to time, in one or more series, provided that the aggregate number of shares issued and outstanding at any time of all such series shall not exceed Five Million (5,000,000). The Board of Directors is further authorized to fix or alter, with respect to each such series, the following terms and provisions of any authorized and, except for (vi) below, unissued shares of such stock:

         (i)      the distinctive serial designation;

         (ii) the number of shares of the series, which number may at any time or from time to time be increased or decreased (but not below the number of shares of such series then outstanding) by the Board of Directors;

         (iii) the voting powers, if any, and, if voting powers are granted, the extent of such voting powers including whether cumulative voting is allowed and the right, if any, to elect a director or directors;

         (iv) the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more classes or series of such stock;

         (v) the dividend rights, if any, including, without limitation, the dividend rates, dividend preferences with respect to other series or classes of stock, the dates on which any dividends shall be payable, and whether dividends shall be cumulative;

         (vi) the date from which dividends on shares issued prior to the date for payment of the first dividend thereon shall be cumulative, if any;

         (vii) the redemption price, terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

         (viii) the liquidation preferences and the amounts payable on dissolution or liquidation;

         (ix) the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

         (x) any other terms or provisions that the Board of Directors by law may be authorized to fix or alter.

         C. Provisions Applicable to Common and Preferred Stock. No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to

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subscribe for, purchase or receive any shares of stock of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the corporation.

                              ARTICLE V. DIRECTORS

         The governing board of the corporation shall be known as directors. Initially, the number of directors of the corporation shall be seven, however, the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation.

         The names and addresses of the members of the initial board of directors are:

================================================================================
Director                                                   Address
================================================================================
Joe E. Hall                                                5601 West Waco Drive
                                                           P.O. Box 2638
                                                           Waco, TX  76702-2638
-------------------------------------------------------------------------------
Douglas E. Quicksall                                       5601 West Waco Drive
                                                           P.O. Box 2638
                                                           Waco, TX  76702-2638
-------------------------------------------------------------------------------
Thomas K. Morehouse                                        5601 West Waco Drive
                                                           P.O. Box 2638
                                                           Waco, TX  76702-2638
-------------------------------------------------------------------------------
Patrick J. Curry                                           5601 West Waco Drive
                                                           P.O. Box 2638
                                                           Waco, TX  76702-2638
-------------------------------------------------------------------------------
Jerry C. Moyes                                             5601 West Waco Drive
                                                           P.O. Box 2638
                                                           Waco, TX  76702-2638
-------------------------------------------------------------------------------
Ronald Moyes                                               5601 West Waco Drive
                                                           P.O. Box 2638
                                                           Waco, TX  76702-2638
-------------------------------------------------------------------------------
Earl H. Scudder                                            P.O. Box 81277
                                                           Second Floor
                                                           411 S. 13th Street
                                                           Lincoln, NE  68508
================================================================================

                       ARTICLE VI. LIMITATION OF LIABILITY

         To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereafter be amended, any director or officer of the corporation shall not be liable to the corporation or its stockholders

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for monetary or other damages for breach of fiduciary duties as a director or officer. No repeal, amendment, or modification of this Article VI, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the corporation occurring prior to such repeal, amendment, or modification.

                          ARTICLE VII. INDEMNIFICATION

         To the fullest extent allowable by the Nevada General Corporation Law (including pursuant to the expanded rights and financial arrangements that may be granted to persons under the Articles of Incorporation, Bylaws, agreements, votes of stockholders or disinterested directors or otherwise under such law), the corporation shall indemnify those persons entitled to indemnification, as hereinafter provided, in the manner and under the circumstances described in this Article VII.

         A. General Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding unless a final adjudication by a court of competent jurisdiction establishes that his acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and were material to the cause of action. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of law.

         B. Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph A, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

         C. Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if final adjudication by a court of competent jurisdiction establishes that his acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and were material to the cause of action.

         D. Other Rights. The indemnification provided by this Article VII does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification provided by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to repeal this Article VII shall apply to or have any effect on the rights of any director, officer, employee or agent under this Article VII, which rights came into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.

         E. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of

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the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this
Article VII.

         F. Definition of Corporation. For the purposes of this Article VII, references to "the corporation" include, in addition to the corporation resulting from the filing of these Articles of Incorporation and its surviving corporation in any merger, any constituent corporation (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         G. Other Definitions. For purposes of this Article VII, references to "other enterprise" shall include employee benefit plans; references to "fine" shall include any excise tax assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and masculine references shall include the feminine.

                             ARTICLE VIII. DURATION

         The corporation shall have perpetual existence.

                            ARTICLE IX. INCORPORATOR

         The name and address of the sole incorporator is William J. Strait of 411 South 13th Street, Suite 200, Lincoln, NE 68508.


                                               /s/ William J. Strait
                                               --------------------------------
                                               William J. Strait, Incorporator
STATE OF NEBRASKA                   )
                                    )       Section:
LANCASTER COUNTY                    )

         The foregoing instrument was acknowledged before me this 1st day of April, 1999 by William J. Strait.


                                               /s/ Tisha Gilreath Mullen
                                               --------------------------------
                                               Notary Public



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